Exhibit 99.2

Carter Validus Mission Critical REIT Closes on $15,000,000

Acute Care Hospital Investment

(Tampa, FL) (August 31, 2012) Carter Validus Mission Critical REIT, Inc. (“CV REIT”) announced today that it has closed on a $15,000,000 preferred equity investment that will be used, along with a $34,000,000 construction loan and a $21,000,000 equity investment by a private development group, to redevelop an existing medical office building in Dallas, TX into a new, state-of-the-art acute care hospital to be known as Walnut Hill Doctors Hospital.

CV REIT’s $15,000,000 preferred equity investment will be funded over a period of approximately one year with an initial funding of $4,150,000 at closing. In conjunction with the investment, CV REIT gained, pursuant to a purchase and sale agreement, the option to acquire the property for a period of time after completion of the renovations.

The development is expected to be completed over the next fourteen to eighteen months and open for patient admissions late in the fourth quarter of 2013. The hospital will be approximately 200,000 square feet and will include 84 in-patient beds, 16 ICU beds and six operating rooms. Hospital services will include emergency and urgent care, diagnostic imaging, surgery, cardiology and general acute care.

Carter Validus Mission Critical REIT, Inc., is a real estate investment trust, that acquires mission critical real estate assets located throughout the United States. Mission critical real estate assets are purpose-built facilities designed to support the most essential operations of tenants. Carter Validus Mission Critical REIT, Inc. will focus its acquisitions of mission critical assets in the data center and healthcare sectors.

Media Contact:

John Carter

CEO – Carter Validus Mission Critical REIT, Inc.

813-387-1700

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. Although the company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. The company undertakes no obligation to update any forward-looking statement contained herein to conform the statement to actual results or changes in the company’s expectations.